AMENDMENT NO. 1

to

AEGIS ASSET BACKED SECURITIES CORPORATION

MORTGAGE PASS-THROUGH CERTIFICATES,

SERIES 2003-2

POOLING AND SERVICING AGREEMENT

among

AEGIS ASSET BACKED SECURITIES CORPORATION,

as Depositor

AEGIS MORTGAGE CORPORATION,

as Seller

CHASE MANHATTAN MORTGAGE CORPORATION,

as Servicer

THE MURRAYHILL COMPANY,

as Credit Risk Manager,

and

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION,

as Trustee

(Effective September 1, 2003)

This Amendment No. 1 to the Aegis Asset Backed Securities Corporation Mortgage Pass-Through Certificates, Series 2003-2 Pooling and Servicing Agreement, dated and effective as of September 1, 2003, by and among Aegis Asset Backed Securities Corporation, as Depositor, Aegis Mortgage Corporation, as Seller, Chase Manhattan Mortgage Corporation, as Servicer, The Murrayhill Company, as Credit Risk Manager, and Wells Fargo Bank Minnesota, National Association, as Trustee, recites and provides as follows:

RECITALS

WHEREAS, in connection with the issuance of the Aegis Asset Backed Securities Corporation Mortgage Pass-Through Certificates, Series 2003-2 (the “Certificates”), Aegis Asset Backed Securities Corporation, as Depositor, Aegis Mortgage Corporation, as Seller, Chase Manhattan Mortgage Corporation, as Servicer, The Murrayhill Company, as Credit Risk Manager, and Wells Fargo Bank Minnesota, National Association, as Trustee, have entered into a Pooling and Servicing Agreement, dated as of September 1, 2003 (the “Pooling and Servicing Agreement”), for the purpose of creating a trust fund (the “Trust Fund”), the assets of which consist primarily of a pool of Mortgage Loans; and

WHEREAS, the Depositor, the Seller, the Servicer, the Credit Risk Manager and the Trustee desire to amend the Pooling and Servicing Agreement to change the definition of “Record Date”; and

WHEREAS, Section 10.1 of the Pooling and Servicing Agreement provides that the Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Seller, the Servicer, the Credit Risk Manager and the Trustee, without consent of any of the Holders of Certificates, in order to, among other things, cause the provisions therein to conform to or be consistent with or in furtherance of the statements made with respect to the Certificates, the Trust Fund or the Pooling and Servicing Agreement in any disclosure document pursuant to which any Certificates were offered, provided such amendment, as evidenced by an Opinion of Counsel delivered to the Trustee, does not cause an Adverse REMIC Event; and

WHEREAS, the Trustee has received the Opinion of Counsel required pursuant to Section 10.1 of the Pooling and Servicing Agreement;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, it is mutually covenanted and agreed as follows:

ARTICLE I
AMENDMENTS to THE POOLING AND SERVICING AGREEMENT

Section 1.01

Amendment to Article I (Definitions)

The definition of “Record Date” in Article I, Section 1.1 (Definitions) of the Pooling and Servicing Agreement is hereby amended and restated in its entirety to read as follows:

Record Date:  With respect to the LIBOR Certificates and the Class A-IO Certificates and any Distribution Date, the close of business on the Business Day immediately preceding such Distribution Date.  With respect to the Class X, Class P and Class R Certificates and any Distribution Date, the last Business Day of the month immediately preceding the month in which the Distribution Date occurs (or, in the case of the first Distribution Date, the Closing Date).

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.01

Capitalized Terms.

For all purposes of this Amendment No. 1, except as otherwise stated herein, terms used in capitalized form in this Amendment No. 1 and defined in the Pooling and Servicing Agreement have the meanings specified in the Pooling and Servicing Agreement.

Section 2.02

Continuing Effect.

Except as expressly amended by this Amendment No. 1, the Pooling and Servicing Agreement shall remain in full force and effect in accordance with its terms.

Section 2.03

References to Pooling and Servicing Agreement.

From and after the execution and delivery of this Amendment No. 1, all references to the Pooling and Servicing Agreement in the Pooling and Servicing Agreement, any Certificate or any other document executed or delivered in connection therewith shall be deemed a reference to the Pooling and Servicing Agreement as amended hereby, unless the context expressly requires otherwise.

Section 2.04

Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Amendment No. 1 shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Amendment No. 1 and shall in no way affect the validity or enforceability of the other provisions of this Amendment No. 1 or of the Certificates or the rights of the Holders thereof.

Section 2.05

Counterparts.

This Amendment No. 1 may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which, together, shall constitute one and the same instrument.

Section 2.06

Binding Nature of Amendment No. 1; Assignment.

This Amendment No. 1 shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 2.07

Headings Not To Affect Interpretation.

The headings contained in this Amendment No. 1 are for convenience of reference only, and they shall not be used in the interpretation hereof.

Section 2.08

Effectiveness.

This Amendment No. 1 shall become effective as of the date first written above.

Section 2.09

Governing Law.

THIS AMENDMENT NO. 1 SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

*  *  *  *  *

IN WITNESS WHEREOF, the Depositor, the Seller, the Servicer, the Credit Risk Manager and the Trustee have caused their names to be signed hereto by their respective officers hereunto duly authorized as of the day and year first above written.

AEGIS ASSET BACKED SECURITIES CORPORATION,

as Depositor

By:  /s/ Stuart D. Marvin

Name:  Stuart D. Marvin

Title:  Executive Vice President

AEGIS MORTGAGE CORPORATION,

as Seller

By:  /s/ Stuart D. Marvin

Name:  Stuart D. Marvin

Title:  Executive Vice President

CHASE MANHATTAN MORTGAGE CORPORATION,

as Servicer

By:  /s/ Karen Taylor

Name:  Karen Taylor

Title:  Vice President

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION,

as Trustee

By:  /s/ Stacey Taylor

Name:  Stacey Taylor

Title:    Assistant Vice President

THE MURRAYHILL COMPANY,

as Credit Risk Manager

By:  /s/ Margaret Sue Ellis

Name:  Margaret Sue Ellis

Title:    President and Chief Executive

Officer